EXHIBIT 12.01

   RATIOS OF EARNINGS TO FIXED CHARGES AND TOTAL FIXED CHARGES

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                         12 Months Ended          Year Ended December 31,
                       September 30, 1998    1997     1996     1995     1994     1993
                       ------------------   --------------------------------------------
                                     (Dollars in Thousands)
Income from Continuing         $14,607     $14,059  $13,460  $12,165  $11,338  $ 2,016
   Operations
Taxes on Income                $11,098     $ 9,830  $10,283  $ 8,784  $ 8,865  $ 5,491
Interest Charges               $10,979     $10,157  $10,500  $ 9,559  $ 7,828  $ 8,378
  Earnings Available for       $36,684     $34,046  $34,243  $30,508  $28,031  $25,895
    Fixed Charges

  Total Fixed Interest Charges $10,979     $10,157  $10,500  $ 9,559   $7,828  $ 8,378

Ratio of Earnings to Fixed        3.34        3.35     3.26     3.19     3.58     3.09
  Charges

Preferred Dividends                $91         $92      $94      $96      $98     $100
  Effective Tax Rate              43.3%       42.3%    43.7%    41.8%    45.0%    23.5%
Tax-effected Preferred Dividends  $160        $159     $167     $165     $178     $131

Ratio of Earnings to Total
  Fixed Charges                   3.29        3.30     3.21     3.14     3.50     3.04

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